                                                                   Exhibit 10(l)


                                MERGER AGREEMENT

     THIS MERGER AGREEMENT ("Agreement") is entered into as of the 1st day of March, 1997, by and among SARAH JABLECKI HAYS, M.D., P.C., an Alabama professional corporation ("SJH") and REFRACTIVE SURGERY CENTER OF BIRMINGHAM, A Professional Corporation, an Alabama professional corporation ("RSCB") (both SJH and RSCB sometimes hereinafter collectively referred to as the "Corporations," and individually as "Corporation"); OMEGA EYE ASSOCIATES OF BIRMINGHAM, INC., an Alabama corporation ("Omega"); OMEGA HEALTH SYSTEMS, INC., a Delaware corporation ("OHSI") and SARAH J. HAYS, M.D., a citizen and resident of Alabama ("Stockholder").

                              W I T N E S S E T H:

     WHEREAS, Corporations are Alabama professional corporations, each of which owns certain assets which are used by and/or result from Stockholder's practice of providing eye care to patients;

     WHEREAS, Stockholder is the sole stockholder of both Corporations and is an ophthalmologist practicing medicine in the State of Alabama;

     WHEREAS, Corporations, Omega and Stockholder intend that the transaction consummated pursuant to this Agreement shall qualify as a reorganization pursuant to ss. 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended ("Code" or "I.R.C."); and

     WHEREAS, the parties desire to set forth in writing the terms and conditions under which said transaction will be consummated.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed as follows:

                                   ARTICLE I.

                               MERGER TRANSACTION

     1.1 BASIC TRANSACTION. (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.1(b)(i), the Corporations shall be merged with and into Omega in accordance with this Agreement and the separate corporate existence of each Corporation shall thereupon cease (the "Merger"). Omega shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 10-28-11.06 of the Alabama Business Corporation Act (the "ABCA"). By execution and delivery of this Agreement, Stockholder hereby approves the Merger on the terms and subject to the conditions set forth herein, which approval shall be effective as an action without a meeting pursuant to the Corporations' bylaws and the ABCA.

     (b) Effect of Merger.

          (i) General. If all the conditions to the Merger set forth in Article IV shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article XIV, the parties hereto shall cause Articles of Merger meeting the requirements of the ABCA to be properly executed, verified and delivered for filing in accordance with the ABCA on the Closing Date set forth in Article III. The Merger shall become effective upon the later of acceptance for filing of the Articles by the Secretary of State of the State of Alabama or at such later time which the parties hereto shall have agreed upon and designated in the Articles of Merger in accordance with applicable law as in effect at the time of the Merger (the "Effective Time"). The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document or instrument) in the name and on behalf of Omega or the Corporations in order to carry out and effectuate the transaction contemplated by this Agreement.

          (ii) Certificate of Incorporation. The Articles of Incorporation of Omega in effect at and as of the Effective Time will remain the Articles of Incorporation of the Surviving Corporation without any modification or amendment in the Merger.

          (iii) Bylaws. The Bylaws of Omega in effect at and as of the Effective Time will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger.

          (iv) Directors and Officers. The directors and officers of Omega in office at and as of the Effective Time will remain the directors and officers of the Surviving Corporation (retaining their respective positions and terms of office).

          (v) Omega Shares. Each share of common stock of Omega Eye Associates of Birmingham, Inc. (the "Omega Stock") issued and outstanding at and as of the Effective Time will remain issued and outstanding.

     1.2 COLLECTION OF ACCOUNTS RECEIVABLE. For a period of six (6) months following the Effective Time (the "Collection Period"), Omega shall collect the accounts receivable (the "Accounts") of the Corporations existing as of the Closing Date. Every thirty (30) days beginning the first thirty (30) days after the Closing Date through the end of the Collection Period, Omega shall pay to Stockholder any accounts so collected, less four percent (4%) for such collection services (the "Collection Fee"). Beginning sixty (60) days after the Closing Date, and for the remainder of the Collection Period, the Collection Fee shall be seven percent (7%). The Collection Fee shall be computed based on the Accounts net of any remaining accounts payable for goods or services purchased by the Corporations prior to the Closing Date that are paid by Omega, and set off against the Accounts. After the Collection Period, Omega shall cease collection efforts on the Accounts, and will review with the Stockholder the remaining Accounts. Stockholder agrees to cooperate with Omega in the collection of the Accounts. Stockholder understands and acknowledges that Omega will exercise only its normal collection efforts to collect the Accounts. Omega shall not exercise extraordinary efforts, including, but not limited to, litigation to collect the Accounts.

     1.3 SETTLEMENT FOR INTERIM OPERATIONS. While the parties anticipate that the certain Management Agreement between Omega and S.J. Hays, M.D., P.C. is to be effective March 1, 1997, and the Centers (as that term is defined in that Management Agreement) are to be operated accordingly, the Merger is not technically effective under Alabama law until the Articles of Merger and the Plan of Merger are filed with the Alabama Secretary of State's office on or about March 6, 1997. The parties will jointly calculate the revenues and expenses from March 1 through March 6, 1997 and will make an appropriate payment for the effect of such operations, consistent with the intent of said Management Agreement.

                                   ARTICLE II.

                                  CONSIDERATION

     2.1 CONSIDERATION. As consideration for the Merger, all shares of common stock of both Corporations shall, without further action on the part of Stockholder, be exchanged for (i) Seven Hundred Ten Thousand Nine Hundred Sixty Dollars ($710,960.00) payable in immediately available funds, and (ii) shares of voting common stock of OHSI (the "OHSI Stock") valued at Seven Hundred Fourteen Thousand Four Hundred Fourteen Dollars ($714,414.00) to be issued to Stockholder, subject to the Adjustment (hereinafter defined) set forth in
Section 2.2 (the "Consideration"). Each share of OHSI Stock shall be valued at the average of the closing price of OHSI Stock for the twenty (20) trading days ending February 28, 1997. No fractional share of OHSI Stock shall be issued. The OHSI Stock shall not be registered under the Securities Act (as defined herein), and will be restricted securities ("Restricted Securities"), as defined in Rule 144(a)(3) under the Securities Act of 1933 (the "1933 Act") that are not fully transferable, except to the extent provided herein, and the certificates reflecting the OHSI Stock shall bear a legend to that effect.

     2.2 TAX REPORTING. The Merger shall constitute a reorganization under I.R.C. ss. 368(a)(1)(A). Each of the parties agrees to report this transaction for financial and income tax purposes in accordance with the foregoing.

     2.3 REGISTRATION RIGHTS. The Stockholder will be entitled to "piggyback" registration rights for unregistered OHSI Stock, on registrations under the 1933 Act, of OHSI's stock or securities, subject to the right of OHSI and its underwriters to reduce the number of shares of OHSI Stock proposed to be registered in view of market conditions, and OHSI shall promptly advise the Stockholder of any proposed registration. Such underwriter's "cutback" shall be applied proportionately to all unregistered OHSI Stock or other securities and unregistered warrants or stock options which are requesting registration at such time pursuant to contractual rights. The costs of OHSI of registering such OHSI Stock in a piggyback registration shall be borne by OHSI, except that underwriting discounts and commissions on OHSI stock sold by Stockholder shall be paid by the Stockholder, and the cost of Stockholder's counsel to be paid by Stockholder.

     2.4 TRANSFERABILITY OF OHSI STOCK. Provided any transferee under this subsection acknowledges any restrictions placed on the OHSI Stock, nothing in this Agreement shall prevent the OHSI Stock from being transferred in whole, or in part, to one or more members of Stockholder's family, to a trust established for Stockholder's benefit or the benefit of one or more of the members of the Stockholder's family, to a family partnership (general or limited) established by Stockholder or one or more of the members of Stockholder's family, or to any other entity that is owned by Stockholder and one or more of the members of Stockholder's family.

     2.5 OHSI STOCK ADJUSTMENT. (a) As of February 28, 1999 (the "Adjustment Date"), there shall be an adjustment (the "Adjustment") to the OHSI Stock based on the event of certain changes between the Closing Value (hereinafter defined) and the Adjustment Date Value (hereinafter defined) of the OHSI Stock. For purposes of this Section 2.2, the "Closing Value" shall mean the value of the average closing price of OHSI Stock for the twenty (20) trading days ending February 28, 1997, which amount is $6.61 per share; and the "Adjustment Date Value" shall mean the value of average closing price of OHSI Stock for the twenty (20) trading days prior to the Adjustment Date; provided, however, that the Adjustment Date Value shall neither exceed $10.50, nor be lower than $3.00.

     (b) If, on the Adjustment Date, the Adjustment Date Value is greater than the Maximum Price (hereinafter defined) then the Adjustment shall be an OHSI Adjustment (hereinafter defined). If, on the Adjustment Date, the Adjustment Date Value is less than the Minimum Price (hereinafter defined), then the Adjustment shall be a Stockholder Adjustment (hereinafter defined). If, on the Adjustment Date, the Adjustment Date Value is neither greater than the Maximum Price, nor less than the Minimum Price, then there shall be no Adjustment.

     (c) For purposes of this Section 2.2, the "Maximum Price" shall be the Closing Value plus twenty percent (20%). By way of example, if the Closing Value is $6.61, then the Maximum Price would be:

                          $6.61 + ($6.61 x .20) = $7.93

Likewise, the "Minimum Price" shall be the Closing Value minus twenty percent (20%). By way of example, if the Closing Value is $6.61, then the Minimum Price would be:

                          $6.61 - ($6.61 x .20) = $5.29

     (d) If the Adjustment is to be an "OHSI Adjustment" then Stockholder will convey to OHSI a number of shares of OHSI Stock ("Stockholder Giveback") computed with reference to the following formula:

   Stockholder Giveback =  Total Closing Shares (hereinafter defined)
                           x (Adjustment Date Value - Maximum Price)
                           ------------------------------------------
                                  Adjustment Date Value

For purposes of this Section 2.2, "Total Closing Shares" is equal to that portion of the Consideration set forth in Section 2.1 that is to be paid in OHSI Stock divided by the Closing Value. By way of example, if on the Adjustment Date, the "Total Closing Shares" equal 108,081 ($714,400/$6.61 per share), the Maximum Price is $7.93 and the Adjustment Date Value is $8.50 then:

         Stockholder Giveback = 108,081 shares
                              x ($8.50 per share - $7.93 per
                              ------------------------------
                                   share) $8.50 per share
                              = 7,248 shares of OHSI Stock

The Stockholder Giveback will be withheld from those shares of OHSI Stock designated as "Pledged Collateral" in that certain Stock Pledge and Escrow Agreement, dated as of March 1, 1997, to which Stockholder, OHSI, and Omega are parties (the "Stock Pledge Agreement").

     (e) If the Adjustment is to be a "Stockholder Adjustment," then OHSI agrees to convey to Stockholder an additional number of shares of OHSI Stock ("Additional Shares") computed with reference to the following formula:

         Additional Shares = Total Closing Shares x (Minimum Price
                                          -- Adjustment Date Value)
                                          -------------------------
                                             Adjustment Date Value

By way of example, if on the Adjustment Date, the Total Closing Shares equal 108,081, the Minimum Price equals $5.29, and the Adjustment Date Value equals $5.00 then:

              Additional Shares = 108,081 shares x ($5.29 - $5.00)
                                  -------------------------------
                                      $5.00

                          = 6,269 shares of OHSI Stock

     (f) Neither the Stockholder Giveback nor the Additional Shares shall include any fractional share of OHSI Stock. The Additional Shares shall not be registered, and will be Restricted Securities.

     (g) In the event that, prior to the Adjustment Date, OHSI subdivides its outstanding shares of OHSI voting common stock into a greater number of shares by means of a stock split or stock dividend or effects a reclassification of its common stock or issues a dividend on its common stock (a "Stock Event"), then the parties agree to recalculate the Adjustment set forth in this Section 2.2 in light of such Stock Event.

                                  ARTICLE III.

                                   THE CLOSING

     The closing of the Merger contemplated herein (the "Closing") shall be shall take place at such time and place as the parties hereto may agree in writing (the "Closing Date"). The parties agree that the Closing Date shall be extended, if required, to allow either party to fulfill any condition of this Agreement, but in no event shall the Closing Date extend beyond March 30, 1997, unless such extension is agreed to in writing by all of the parties.

                                   ARTICLE IV.

                  ITEMS TO BE DELIVERED AT OR PRIOR TO CLOSING

     4.1 BY STOCKHOLDER OR CORPORATIONS. Stockholder or Corporations, as applicable, shall execute and deliver on the Closing Date:

     (a) Certified resolutions of each Corporation authorizing the execution of all documents and the consummation of all transactions contemplated hereby.

     (b) Articles of Merger and a Plan of Merger under the ABCA which shall be in the form attached hereto as Exhibit 4.1.1(a) and Exhibit 4.1.1(b), respectively.

     (c) Stock certificates representing ownership of all shares of each Corporation, duly endorsed to Omega.

     (d) A Certificate, duly executed by Stockholder and the President of each Corporation, stating that, as of the Closing Date, all representations and warranties of Stockholder and each respective Corporation contained in this Agreement or in any Exhibit or Schedule hereto are true and correct in all material respects, all covenants and agreements contained in this Agreement to be performed by Stockholder or either Corporation on or prior to the Closing Date have been performed or complied with, and all conditions to Closing contained in Section 4.3 hereof have been satisfied.

     (e) An opinion of counsel for the Corporation and the Stockholder dated as of the Closing Date, in form and substance reasonably satisfactory to Omega's counsel, and where appropriate with reliance upon a certificate from each Corporation and the Stockholder to the effect that:

          (i) Each Corporation (A) is duly incorporated and validly existing as a professional corporation under the Revised Alabama Professional Corporation Act, (B) is in good standing as a professional corporation under the laws of the State of Alabama, and (C) has the corporate power and authority to hold and own its own properties and carry on its business as now conducted and.

          (ii) Each Corporation has the full corporate power and authority to execute, deliver and perform this Agreement and all other agreements and documents contemplated hereby to which such Corporation is a party and which are necessary to consummate the transaction contemplated hereby and, all action required of such Corporation necessary for such execution, delivery and performance has been duly taken.

          (iii) This Agreement and all agreements contemplated hereby to which Corporation is a party have been duly executed and delivered by that Corporation and constitute the valid and binding agreements of that Corporation enforceable in accordance with their terms (subject as to enforcement of remedies to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws effecting the rights of creditors generally). This Agreement and all agreements contemplated hereby to which Stockholder is a party have been duly executed and delivered by Stockholder and constitute the valid and binding agreements of Stockholder enforceable in accordance with their terms (subject as to enforcement of remedies to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws effecting the rights of creditors generally). The execution and delivery by each Corporation of this Agreement, and the performance of its obligations hereunder, do not require, any action or consent (except for actions taken or consents obtained on or prior to the delivery of such opinion) of any party other than that Corporation pursuant to any contract, agreement or other understanding of either Stockholder or that Corporation, or pursuant to any order or decree to which either Stockholder or that Corporation is a party or to which that Corporation's properties or assets are subject and will not violate any provisions of the articles of association or bylaws of that Corporation or any order of any court or other agency of the government.

          (iv) To the best of such counsel's knowledge, and based solely on certificates provided by the Corporations, with respect to both Corporations (except for the matters included in Schedule 5.10 hereto), there are no actions, suits, claims, proceedings or investigations pending or threatened against either Corporation at law or in equity, or before or by a federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any professional licensing or disciplinary authority which would adversely affect the transactions contemplated herein or the right of either Corporation or Stockholder to enter into this Agreement.

          (v) Neither Stockholder nor the Corporations is in default with respect to any order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which would adversely affect the rights of either Stockholder or Corporations to enter into and perform this Agreement.

     (f) Such other instruments as may be reasonably requested by Omega or OHSI in order to give effect to or carry out the intent of this Agreement.

     4.2 BY OMEGA AND OHSI. Omega shall execute and deliver on the Closing
Date:

     (a) Stock Certificates representing ownership by Stockholder of the OHSI Stock set forth under Section 2.1.

     (b) An opinion of counsel for Omega and OHSI dated as of the Closing Date, in form and substance reasonably satisfactory to Corporations' and Stockholder's counsel, and where appropriate with reliance upon a certificate from Omega or OHSI to the effect that:

          (i) Each of Omega and OHSI (A) is duly incorporated, validly existing, and in good standing under the laws of the State of Alabama and Delaware, respectively, (B) is duly qualified to transact business in their respective states of incorporation, and is not required to be so qualified in any other jurisdiction, and (C) has the corporate power and authority to hold and own its own properties and carry on its business as now conducted and as proposed to be conducted.

          (ii) Each of Omega and OHSI has the full power and authority to execute, deliver, and perform this Agreement and all other agreements and documents contemplated hereof to which it is a party and which are necessary to consummate the transaction contemplated hereby, and all corporate actions of Omega or OHSI necessary for such execution, delivery and performance have been duly taken.

          (iii) This Agreement and all agreements related to this Agreement to which Omega is a party have been duly authorized, executed and delivered by Omega and constitute the legal, valid, and binding agreement of Omega enforceable in accordance with their terms (subject as to enforcement of remedies to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws effecting the rights of creditors generally). The execution and delivery by Omega of this Agreement, and the performance of its obligations hereunder, do not require any action or consent of any party other than Omega pursuant to any contract, agreement or other understanding of Omega, or pursuant to any order or decree to which Omega is a party or to which its properties or assets are subject and will not violate any provision of law, the articles of incorporation or bylaws of Omega or any order of any court or other agency of the government. This Agreement and all agreements related to this Agreement to which OHSI is a party have been duly executed and delivered by OHSI and constitute the legal, valid and binding agreement of OHSI enforceable in accordance with their terms (subject as to enforcement of remedies to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws effecting the rights of creditors generally). The execution and delivery by OHSI of this Agreement, and the performance of its obligations hereunder, do not require any action or consent of any party other than OHSI pursuant to any contract, agreement or other understanding of OHSI, or pursuant to any order or decree to which OHSI is a party or to which its properties or assets are subject and will not violate any provision of law, the certificate of incorporation or bylaws of OHSI or any order of any court or agency of the government.

          (iv) To the best of such counsel's knowledge, and based solely on certificates provided by Omega and OHSI, with respect to Omega and OHSI there are no actions, suits, claims, proceedings or investigations pending or threatened against Omega or OHSI at law or in equity, or before or by a federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any professional licensing or disciplinary authority which would adversely effect the transactions contemplated herein or the right of OHSI or Omega to enter into this Agreement.

          (v) Neither Omega nor OHSI is in default with respect to any order, writ, injunction or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign which would affect the rights of Omega or OHSI to enter into and perform this Agreement.

          (vi) The OHSI Stock has been duly authorized and duly and validly issued by OHSI, with the authorization and approval of OHSI's Board of Directors, and such OHSI Stock is fully paid and non-assessable, and is owned of record by Stockholder.

          (vii) Omega is a wholly-owned subsidiary of OHSI.

     (c) Articles of Merger and a Plan of Merger under the ABCA which shall be in the form attached hereto as Exhibit 4.1.1(a) and Exhibit 4.1.1(b).

     (d) A Certificate, duly executed by the President of Omega and OHSI, stating that as of the Closing Date, all representations and warranties of Omega and OHSI contained in this Agreement or in any Exhibit or Schedule hereto are true and correct in all material respects, all covenants and agreements contained in the Agreement to be performed by Omega and OHSI on or prior to the Closing Date have been performed or complied with and all conditions to Closing contained in Section 4.4 hereof have been satisfied.

     (e) Such other instruments as may be reasonably requested by Stockholder in order to give effect to or carry out the intent of this Agreement.

     4.3 CONDITIONS TO OMEGA'S AND OHSI'S OBLIGATIONS. Omega's and OHSI's obligation to consummate the transaction as provided in this Agreement shall be conditioned upon the satisfaction of the following conditions at or prior to the
Closing:

     (a) Delivery of Documents. The documents and other items set forth in
Section 4.1 hereof shall have been executed and delivered at Closing.

     (b) No Material Adverse Change. Prior to the Closing Date, there shall be no material adverse change in the assets or liabilities of the Corporations; the business or condition, financial, or otherwise of the Corporations; or the results of operations or prospects of the Corporations as a result of any legislative or regulatory change or revocation of any license or rights of the Corporations to do business.

     (c) Truth of Representations and Warranties. The representations and warranties of the Corporations and Stockholder contained in this Agreement, or in any Exhibit or Schedule hereto, shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. The Corporations and Stockholder shall have the express obligation to update all information contained in the Exhibits and Schedules hereto so that such Exhibits and Schedules shall be true, correct and complete as of the Closing Date.

     (d) No Litigation Threatened. No action or proceeding shall have been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

     (e) Opinion of Corporations' Counsel. Omega shall have received an opinion from the Corporations' and Stockholder's counsel, delivered under Section 4.1(e) above.

     (f) Securities Law Compliance. The issuance of the OHSI Stock to the Stockholder will not violate the securities laws of any state or of the United States.

     (g) Third-Party Consents. Omega shall have received copies of all third-party consents required to consummate the transaction contemplated by this Agreement.

     (h) Licenses, Permits, Qualification. Immediately prior to the Effective Time, Stockholder and the Corporations shall have all licenses and permits necessary to operate their respective businesses.

     (i) Medical Malpractice Insurance. All physicians and employees of the Corporations and Omega must be properly covered by medical malpractice insurance reasonably satisfactory to OHSI, including, to the extent applicable, medical malpractice tail insurance to cover prior occurrences.

     (j) Distribution of Assets and Discharge of Liabilities. Prior to the Effective Time, and as a condition to Closing, each Corporation shall have distributed to Stockholder all of the assets listed on Exhibit 5.8 , which are not owned by either Corporation and are not being acquired by Omega (the "Excluded Assets"). Additionally, prior to the Effective Time, each Corporation shall have paid or discharged all liabilities or charges for costs or fees owed as a result of the transactions contemplated by this Agreement.

     (k) Taxes. The Corporations shall have established an adequate reserve for the payment of all taxes accrued with respect to taxable periods or portions thereof ended as of the Effective Time of the Merger contemplated herein.

     (l) Fred Setzer, O.D. The employment arrangement between Fred Setzer, O.D. and Omega or its affiliates shall have been agreed to on terms mutually satisfactory to both Omega and Stockholder;

     (m) Stancil Handley, O.D. Stockholder's arrangement with Stancil Handley, O.D., in Alabaster, AL shall have been agreed to on terms mutually satisfactory to Omega and Stockholder; and

     (n) Children's Trust Assets. The Hays Children's Trust Dated December 27, 1992 (the "Children's Trust") shall have executed and delivered to Omega that bill of sale, substantially in the form of Exhibit 4.3(n) attached hereto, evidencing the purchase by Omega of certain assets owned by the Children's Trust.

     4.4 CONDITIONS TO STOCKHOLDER'S AND CORPORATION'S OBLIGATIONS. Stockholder's and Corporations' obligations to consummate the transaction as provided in this Agreement shall be conditioned upon the satisfaction of the following conditions at or prior to Closing:

     (a) Delivery of Documents. The documents and other items set forth in
Section 4.2 hereof shall have been executed and delivered by Omega on the Closing Date.

     (b) Truth of Representations and Warranties. The representations and warranties of Omega and OHSI contained in this Agreement, or in any Exhibit or Schedule hereto, shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made as of such date.

     (c) Opinion of Omega's and OHSI's Counsel. The Corporations and Stockholder shall have received an opinion from Omega's and OHSI's counsel, delivered under
Section 4.2(b) above.

     (d) No Litigation Threatened. No action or proceeding shall have been instituted or threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

     (e) Fred Setzer, O.D. The employment arrangement between Fred Setzer, O.D. and Omega or its affiliates shall have been agreed to on terms mutually satisfactory to both Omega and Stockholder; and

     (f) Stancil Handley, O.D. Stockholder's arrangement with Stancil Handley, O.D., in Alabaster, AL shall have been agreed to on terms mutually satisfactory to Omega and Stockholder.

     (g) Children's Trust Assets. The Children's Trust shall have received from Omega the consideration recited in that bill of sale, substantially in the form of Exhibit 4.3(n) attached hereto, evidencing the purchase by Omega of certain assets owned by the Children's Trust.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES
                       OF STOCKHOLDER AND THE CORPORATIONS

     The Corporations and Stockholder jointly and severally represent, warrant, covenant and agree with Omega and OHSI that:

     5.1 OWNERSHIP OF STOCK. Stockholder is the owner of all of the issued and outstanding stock of each Corporation, free and clear of all liens, encumbrances, restrictions and claims of every kind. Stockholder has full legal right, power and authority to enter into this Agreement.

     5.2 EXISTENCE AND GOOD STANDING. Each Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. Each Corporation has the corporate power to own its property and to carry on its business as now being conducted. Alabama is the only jurisdiction in which the character or location of the properties owned or leased by either Corporation or the nature of the business conducted by either Corporation makes such qualification necessary.

     5.3 CAPITAL STOCK. SJH has an authorized capitalization consisting of one hundred (100) shares of common stock, $1.00 par value, of which one hundred
(100) are issued and outstanding and no shares are held in SJH's treasury. RSCB has an authorized capitalization consisting of one thousand (1000) shares of common stock, $1.00 par value, of which one thousand (1000) shares are issued and outstanding and no shares are held in RSCB's treasury. All such outstanding shares of the Corporations have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of either Corporation, other than as contemplated by this Agreement.

     5.4 SUBSIDIARIES AND INVESTMENTS. Neither Corporation owns, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

     5.5 FINANCIAL STATEMENTS AND NO MATERIAL CHANGES. Each Corporation has heretofore furnished Omega with unaudited balance sheets dated December 31, 1993, 1994, 1995 and September 30, October 31, November 30, and December 31, 1996, and unaudited income statements for the twelve month periods ending December 31, 1993, 1994, 1995 and 1996, all of which are attached hereto as
Schedule 5.5. Such financial statements, including the notes thereto, except as indicated therein, were prepared in accordance with cash basis federal income tax principles consistent with past accounting practices of the Corporations and accurately reflect the results of operations for the periods noted therein, and except as indicated therein, reflect all claims against and all debts and liabilities of the Corporations, fixed or contingent, as of the respective dates thereof. Since November 30, 1996, there has been (i) no material adverse change in the assets or liabilities, financial or otherwise, or in the results of operations of either Corporation, and (ii) no fact or condition known to the Corporations or Stockholder which exists or is contemplated or threatened which might cause such a change in the future.

     5.6 MATERIAL CONTRACTS. Except as set forth on Schedule 5.6, neither Corporation is bound by (a) any agreement, contract, or commitment relating to the employment of any person by either Corporation, or any loans, deferred compensation, incentive compensation, pension, profit sharing, retirement, or other employee benefit plan, (b) any loan or advance to, or investment in, any other person or entity, or any agreement, contract, or commitment relating to the making of any such loan, advance, or investment, (c) any guarantee or other contingent liability in respect of any indebtedness or obligation of any other person or entity, (d) any agreement, contract, or commitment limiting the freedom of either Corporation or any of its physicians to practice medicine in any location or to compete with any other person or entity, or (e) any other agreement, contract, or commitment which is material to the business of either Corporation. Except as set forth in Schedule 5.6, to the best of Stockholder's knowledge each contract or agreement set forth in Schedule 5.6 is in full force and effect, and there exists no default or event of default or event, occurrence, condition, or act which, with the giving of notice, the lapse of time, or the happening of any other event or condition, would become a default or event of default thereunder, which would have a material adverse effect upon either Corporation. Except as set forth in Schedule 5.6, to the best of Stockholder's knowledge neither Corporation has violated any of the terms or conditions of any contract or agreement set forth in Schedule 5.6 in any material respect, and to Stockholder's best knowledge, all of the covenants to be performed by any other party thereto have been fully performed.

     5.7 INSURANCE; MALPRACTICE. Schedule 5.7.1 is a list and brief description of all the Corporations' policies or binders of fire, liability, product liability, workers compensation, health and other forms of insurance policies or binders currently in force insuring against risks which will remain in full force and effect at least through the Closing Date. Schedule 5.7.2 contains a description of all malpractice liability insurance policies of Stockholder, the Corporations and each Corporation's professional employees since January 1, 1994. Except as set forth on Schedule 5.7.3, (i) neither the Corporations, Stockholder, nor their professional employees have, in the last three (3) years, filed a written application for any insurance coverage which has been denied by an insurance agency or carrier; and (ii) each Corporation, each Corporation's professional employees and Stockholder have been continuously insured for professional malpractice claims during the same period. Schedule 5.7.3 also sets forth a list of all claims for any insured loss in excess of Five Thousand Dollars ($5,000.00) per occurrence filed by each Corporation, each Corporation's professional employees or Stockholder since January 1, 1994, including, but not limited to, workers compensation, general liability, environmental liability and professional malpractice liability claims. To the best of Stockholder's knowledge, none of either Corporation, either Corporation's professional employees nor Stockholder is in material default with respect to any provision contained in any such policy and none of them has failed to give any notice or present any claim under any such policy in due and timely fashion, which failure would have a materially adverse effect upon that Corporation.

     5.8 NO CHANGES PRIOR TO CLOSING DATE. To the best knowledge of Stockholder, during the period from December 31, 1996, through the date hereof, neither Corporation has, and from the date hereof, neither Corporation shall have (i) incurred any material uninsured liability or obligation of any nature (whether accrued, absolute, contingent, or otherwise), except in the ordinary course of business, or except with the prior written consent of Omega, such consent not to be unreasonably withheld, (ii) written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material to the Corporation, (iii) conducted its business in such a manner so as to materially increase its accounts payable or so as to materially decrease its accounts receivable, (iv) granted any increase in the rate of wages, salaries, bonuses, or other remunerations of any employee, except in the ordinary course of business, (v) cancelled or waived any claims or rights of substantial value, (vi) made any change in any method of accounting, (vii) otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business, (viii) agreed, whether or not in writing, to do any of the foregoing, nor (ix) disposed of its assets other than in the ordinary course of business, except for the disposition of any Excluded Assets listed on Schedule 5.8.

     5.9 PRACTICE ASSETS; TITLE; CONDITION. Schedule 5.9.1 contains a true and complete list of all the non-cash assets of the Corporations at the Closing Date (the "Practice Assets"). Each Corporation has good and marketable title to all of its Practice Assets conveyed hereunder. Except as disclosed on Schedule 5.9.2 hereto, none of such Practice Assets is subject to a contract or other agreement of sale or subject to security interests, mortgages, encumbrances, liens (including income, personal property and other tax liens) or charges of any kind or character, except for the lien of property taxes not yet due and payable. Upon completion of the Merger, the Surviving Corporation shall own the Practice Assets of the Corporations free and clear of all liens and encumbrances, except for the lien of property taxes not yet due and payable.

     5.10 LITIGATION. Except as listed on Schedule 5.10, to the best of knowledge of Stockholder, there is no suit, action, proceeding at law or in equity, arbitration, administrative proceeding or other proceeding or investigation by any governmental entity pending, or threatened against, or affecting the Corporations, or any of their respective Practice Assets, or any physician or other health care professional associated with or employed by either Corporation, and to the best of Stockholder's knowledge there is no basis for any of the foregoing.

     5.11 PERMITS AND LICENSES. The Corporations and all physicians and other health care professionals associated with or employed by the Corporations have all material permits and licenses required by all applicable laws; have made all material regulatory filings necessary for the conduct of the Corporations' business; and are not in violation of any of said permitting or licensing requirements the violation of which would have a materially adverse effect on the Corporations. A list of such permits and licenses is attached hereto as
Schedule 5.11.

     5.12 AUTHORITY. (a) The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action, and this Agreement is a valid and binding agreement of the Corporations enforceable in accordance with its terms (subject as to enforcement of remedies to the discretion of the courts in awarding equitable relief, and to applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws effecting the rights of creditors generally). Attached hereto as
Schedule 5.12 is a listing of all third-party consents which must be obtained prior to the Closing Date as required under Section 4.3 of this Agreement.

     (b) To the best knowledge of Stockholder, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and/or compliance by the Corporations and Stockholder with any of the provisions hereof, will not:

          (i) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the assets to be conveyed hereunder under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, agreement or other instrument or obligation to which the Corporations or Stockholder are a party, or by which either the Corporations or Stockholder or any of the assets to be conveyed hereunder is bound; or

          (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable either to the Corporations or Stockholder or any of the assets to be conveyed hereunder.

     5.13 TAX MATTERS. Except as set forth in Schedule 5.13, each Corporation has filed or caused to be filed all federal, state and local tax returns which are required to have been filed by that Corporation, including all income, excise, franchise, and payroll tax returns, and each Corporation has paid or established an adequate reserve for all taxes accrued through the Effective Time and has otherwise complied with all federal, state, local and other tax laws applicable to it.

     5.14 EMPLOYEE BENEFIT PLANS. (a) List of Plans. Set forth on Schedule 5.14 is an accurate and complete list of all employee benefit plans ("Employee Benefit Plans") within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), whether or not any Employee Benefit Plans are otherwise exempt from the provisions of ERISA, established, maintained or contributed to by the Corporation (including all employers (whether or not incorporated) which by reason of common control are treated together with the Corporations and/or Stockholder as a single employer within the meaning of Section 414 of the Code) since September 2, 1974.

     (b) Status of Plans. Neither Corporation has maintained and does not now maintain or contribute to any Employee Benefit Plan subject to ERISA which is not in substantial compliance with ERISA, or which has incurred any accumulated funding deficiency within the meaning of either Section 412 or 418B of ERISA, or which has applied for or obtained a waiver from the Internal Revenue Service of any minimum funding requirement under Section 412 of the Code or which is subject to Title IV of ERISA. Neither Corporation has incurred any liability to the Pension Benefit Guaranty Corporation ("PBGC") in connection with any Employee Benefit Plan covering any employees of that Corporation or ceased operations at any facility or withdrawn from any such Plan in a manner which could subject it to liability under Section 4062(f), 4063 or 4064 of ERISA, and knows of no facts or circumstances which might give rise to any liability of Corporation to the PBGC under Title IV of ERISA which could reasonably be anticipated to result in any claims being made against the Surviving Corporation by the PBGC. Neither Corporation has incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 and 4202 of ERISA, to any Employee Benefit Plan which is a Multiemployer Plan (as defined in Section 4001 of ERISA), and no event has occurred, and there exists no condition or set of circumstances, which represent a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization or insolvency of any Multiemployer Plan which would result in any liability to a Multiemployer Plan.

     (c) Contributions. Full payment has been made of all amounts which the Corporations are required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which Corporation is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. The Corporations have made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Benefit Plan or related agreements. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

     (d) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service and nothing has occurred since the date of the last such determination which resulted or is likely to result in the revocation of such determination.

     (e) Transactions. Neither Corporation has engaged in any transaction with respect to the Employee Benefit Plans which would subject it to a tax, penalty or liability for prohibited transactions under ERISA or the Code nor have any of its directors, officers or employees to the extent they or any of them are fiduciaries with respect to such plans, breached any of their responsibilities or obligations imposed upon fiduciaries under Title I of ERISA or would result in any claim being made under or by or on behalf of any such plans by any party with standing to make such claim.

     (f) Other Plans. Neither Corporation presently maintains any employee benefit plans or any other foreign pension, welfare or retirement benefit plans other than those listed on Schedule 5.14.

     (g) Documents. Stockholder has delivered or caused to be delivered to Omega and its counsel true and complete copies of (i) all Employee Benefit Plans as in effect, together with all amendments thereto which will become effective at a later date, as well as the latest Internal Revenue Service determination letter obtained with respect to any such Employee Benefit Plan qualified under
Section 401 or 501 of the Code, and (ii) Form 5500 for the most recent completed fiscal year for each Employee Benefit Plan required to file such form.

     5.15 THIRD-PARTY RELATIONS. The Corporations and Stockholder are not aware of any problem or disagreements with any third parties with which either Corporation does business, and the Corporations and Stockholder will use their respective best efforts from the date of this Agreement until the Closing Date to operate Corporations' businesses in such a manner so as not to adversely affect the goodwill of their patients, suppliers, employees, associated physicians and other such persons or third parties with which the Corporations do business.

     5.16 LEASED PROPERTY. Schedule 5.16 contains a list of all property leases held by each Corporation and, except as set forth on Schedule 5.16, no material adverse claim against, or defect in, the interest purportedly leased or given under or by any such instrument exists, and neither the lessor nor either Corporation is in default under any of such leases, and neither the Corporations nor Stockholder is aware of any fact which, with notice and/or the passage of time, would constitute such a default.

     5.17 COMPLIANCE WITH APPLICABLE LAWS. Except as set forth in Schedule 5.17, and to the best knowledge of Stockholder, the Corporations have operated in material compliance with all material federal, state, county and municipal laws, constitutions, ordinances, statutes, rules, regulations and orders applicable thereto ("Applicable Laws"). No item disclosed on Schedule 5.17 has a material effect on the operations of either Corporation.

     5.18 EMPLOYEE COMPENSATION. The Corporations have paid or discharged or will pay or discharge or assume all liabilities for compensation and benefits to which all employees are entitled through the Effective Time, including but not limited to all salaries, wages, bonuses, incentive compensation, payroll taxes, hospitalization and medical expenses, deferred compensation, and vacation and sick pay, as well as any severance pay becoming due as a result of the termination of certain of each Corporation's employees.

     5.19 ENVIRONMENTAL MATTERS. Each Corporation is in compliance in all material respects with all federal, state and local environmental laws, rules, regulations, standards and requirements, including, without limitation those respecting chemical, radiographic, or biomedical wastes or any other hazardous substances or materials, as defined in any applicable federal or state law or regulation ("Hazardous Wastes"). Except as disclosed on Schedule 5.19, any storage, holding, release, emission, discharge, generation, processing, disposition, handling or transportation of any Hazardous Wastes from, into or on any portion of the clinic premises is and has been at all times in compliance in all material respects with all federal, state and local environmental laws, rules, regulations, standards and requirements.

     5.20 HEALTHCARE COMPLIANCE. Each Corporation is participating in or otherwise authorized to receive reimbursement from or is a party to Medicare, Medicaid, and other third-party payors. To the best knowledge of Stockholder, all necessary certifications and contracts required for participation in such programs are in full force and effect and have not been amended or otherwise modified, rescinded, revoked or assigned as of the date hereof, and no condition exists or event has occurred which in itself or with the giving of notice or the lapse of time or both would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such third-party payor program. To the best knowledge of Stockholder, each Corporation is in compliance in all material respects with the requirements of all such third-party payors applicable thereto.

     5.21 FRAUD AND ABUSE. Neither the Corporations nor Stockholder nor persons and entities providing professional services for the Corporations have, to the knowledge of either the Corporations or Stockholder, engaged in any activities which are prohibited under 42 U.S.C. ss. 1320a-7b, or the regulations promulgated thereunder pursuant to such statutes, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

     (a) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

     (b) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;

     (c) failing to disclose knowledge by a claimant of the occurrence of any event effecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to fraudulently secure such benefit or payment; or

     (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing or any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

     5.22 FACILITY COMPLIANCE. Each Corporation is duly licensed and is lawfully operated in accordance with the material requirements of all applicable material law and has all necessary authorizations for the use and operation, all of which are in full force and effect. To the best knowledge of Stockholder, there are no outstanding notices of deficiencies relating to either Corporation issued by any governmental authority or third-party payor requiring conformity or compliance with any applicable law or condition for participation of such governmental authority or third-party payor, neither the Corporations nor Stockholder have received notice or have any knowledge or reason to believe that such necessary authorizations may be revoked or not renewed in the ordinary course of business.

     5.23 RATES AND REIMBURSEMENT POLICIES. To the best knowledge of Stockholder, the jurisdiction in which the Corporations are located does not currently impose any restrictions or limitations on rates which may be charged to private pay patients receiving services provided by either Corporation. To the best knowledge of Stockholder, neither Corporation has any rate appeal currently pending before any governmental authority or any administrator of any third-party payor program. Neither the Corporation nor Stockholder has knowledge of any applicable law, which has been enacted, promulgated or issued within the eighteen (18) months preceding the date of this Agreement or any such legal requirement proposed or currently pending in the jurisdiction in which the Corporations are located, which could have a material adverse effect on either Corporation or may result in the imposition of additional Medicaid, Medicare, charity, free care, welfare, or other discounted or government assisted patients at either Corporation or require either Corporation to obtain any necessary authorization which either Corporation does not currently possess.

     5.24 TRADE RELATIONS. To the best knowledge of Stockholder, there exists no actual or threatened limitation of the business relationship of either Corporation with any material customer, supplier or landlord or with any person whose contracts with either Corporation would be material to the operations of either Corporation. To the best knowledge of Stockholder, there exists no condition or state of facts or circumstances which (i) are likely to produce a material adverse effect with respect to either Corporation or (ii) prevent the Surviving Corporation from conducting its business after the consummation of the transactions contemplated by this Agreement as such business is conducted or proposed to be conducted.

     5.25 EXHIBITS. All the facts recited in Exhibits or Schedules annexed hereto (as updated as of the Closing Date) shall be deemed to be representations of fact by the Corporations and Stockholder as though recited in this Article V.


     5.26 FULL DISCLOSURE. No representation or warranty made by either the Corporations or Stockholder in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading. For purposes of this Article V, the Corporations shall be presumed to have knowledge of all matters of which the Stockholder or officers of the Corporations have knowledge, actual or constructive.

     5.27 LIABILITIES. Attached hereto as Schedule 5.27 is a list of each Corporation's liabilities existing on the Closing Date. This list shall include the Demand Promissory Note dated as of December 31, 1995 in the amount of $119,040.16 made by SJH to the order of Stockholder. The parties agree that the amount outstanding on said note is $89,040.16, which amount shall be repaid by Omega to Stockholder, in cash, at the Closing. The Corporations have no other material uninsured liabilities (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, and whether due or to become due.)

     5.28 INVESTMENT INTENT. Stockholder and the Corporations acknowledge that the OHSI Stock has not been registered under the 1933 Act, and that the OHSI Stock, except as provided for in Section 2.3, may not be sold, pledged or otherwise transferred absent such registration, or unless an exemption from registration is available. The Stockholder is acquiring the OHSI Stock for her own account, for investment purposes only and not with a view to distribution of such OHSI Stock within the meaning of Section 2(11) of the 1933 Act. The Stockholder qualifies as an "accredited investor", as defined in Rule 501(a) pursuant to the Securities Act. The Stockholder has received from OHSI a copy of OHSI's Form 10-K for 1994 and 1995, OHSI's 10-Q for the quarter ended September 30, 1996, OHSI's 8-Ks filed March 12, 1996 and September 25, 1996 and OHSI's 1994 and 1995 Annual Report to Shareholders. The Stockholder has had the opportunity to ask questions of and receive answers from OHSI senior management concerning OHSI and the terms and conditions of this investment by the Stockholder. The Stockholder has had the opportunity to obtain other additional information concerning OHSI from OHSI senior management.

                                   ARTICLE VI.

                REPRESENTATIONS AND WARRANTIES OF OMEGA AND OHSI

     Omega and OHSI jointly and severally represent, warrant, covenant and agree with Corporation and Stockholder as follows:

     6.1 ORGANIZATION. Omega is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama. OHSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Omega and OHSI have the full power to own their respective property, to carry on their respective businesses as presently conducted, to enter into this Agreement and to consummate the transactions contemplated hereby.

     6.2 AUTHORITY. Omega and OHSI have taken all necessary action to authorize the execution, delivery and performance of this Agreement, as well as the consummation of the transactions contemplated hereby, and at Closing Omega and OHSI shall deliver an officer's certificate to such effect. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the charter or the bylaws of either Omega or OHSI or any indenture, mortgage, deed of trust, lien, lease, agreement, arrangement, contract, instrument, license, order, judgment or decree or result in the acceleration of any obligation thereunder to which either Omega or OHSI is a party or by which either Omega or OHSI is bound.

     6.3 ABSENCE OF LITIGATION. No action or proceeding by or before any court or other governmental body has been instituted or is, to the best of Omega's and OHSI's knowledge, threatened with respect to the transactions contemplated by this Agreement.

     6.4 Shares. Upon delivery of the certificates representing ownership of the OHSI Stock, such OHSI Stock will be fully paid and nonassessable.

     6.5  OMEGA HEALTH SYSTEMS, INc. Omega is a wholly-owned subsidiary of OHSI.

     6.6 OHSI STOCK. OHSI has a sufficient number of authorized but unissued and/or treasury shares of its OHSI Stock available for issuance to Stockholder in accordance with the provisions of this Agreement. The OHSI Stock to be issued pursuant to this Agreement will, when so delivered, be (i) duly and validly issued, fully paid and nonassessable, and (ii) notified for listing on Nasdaq.

     6.7 CAPITALIZATION. OHSI has an authorized capitalization of 25,000,000 shares of common stock ("OHSI Comon Stock"), par value $.06 per share, of which 6,879,978 shares are issued and outstanding. All of the issued and outstanding shares of OHSI Common Stock have been duly and validly issued and are fully paid and nonassessable. Except as described on

Schedule 6.7, there are no options, warrants or similar rights granted by OHSI or any other agreements to which OHSI is a party providing for the issuance or sale by it of any additional securities. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of OHSI Common Stock.

     6.8 OMEGA COMMON STOCK. OHSI owns, beneficially and of record, all of the issued and outstanding shares of Common Stock of Omega, which are validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and encumbrances. OHSI has taken all such actions as may be required in its capacity as the sole shareholder of Omega to approve this transaction.

     6.9 OHSI DOCUMENTS. OHSI has heretofore furnished Seller with the documents filed by OHSI since December 31, 1995, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, which include OHSI's Form 10-K for 1994 and 1995, OHSI's 10-Q per the quarter end September 30, 1996, OHSI's 8-Ks filed March 12, 1996 and September 25, 1996 and OHSI's 1994 and 1995 Annual Report to Shareholders' documents (the "OHSI Documents"). The OHSI Documents, as filed, did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the filing dates of the OHSI Documents, OHSI has not experienced any material adverse change in its business operations or financial condition. The financial statements contained in the OHSI Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, reflect all known liabilities of OHSI, including all known contingent liabilities as of the end of each period reflected therein, and present fairly the financial condition of OHSI, as applicable, at said dates and the consolidated results of operations and cash flows of OHSI for the periods then ended.

     6.10 FRAUD AND ABUSE. To the actual knowledge of OHSI, neither OHSI nor Omega has engaged in any activities which are prohibited under ss. 1320a-7b of Title 42 of the United States Code or the regulations promulgated thereunder, or related state or local statutes or regulations, or which are prohibited by rules of professional conduct, including, but not limited to, the following: (i) knowingly and willingly making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;
(ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) any failure by a claimant to disclose knowledge of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with the intent to fraudulently secure such benefit or payment; and (iv) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate) directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (A) in return for referring an individual to a person for the furnishing or arranging for the furnishings of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (B) in return for purchasing, leasing or ordering or arranging for, or recommending, purchasing, lease or ordering any good, facility, service or item for which payment may be made in whole or in part by Medicare or Medicaid.

     6.11 LEGAL PROCEEDINGS. There is no material litigation, governmental investigation or other proceeding pending or, so far as is known to OHSI threatened against or relating to OHSI or Omega, their respective properties or business, or the transaction contemplated by this Agreement and, so far as if known to OHSI and Omega, no basis for any such action exists.

                                  ARTICLE VII.

                           CONDUCT OF BUSINESS; REVIEW

     7.1 CONDUCT OF BUSINESS OF CORPORATION. During the period from the date of this Agreement to the Closing Date, each Corporation shall conduct its business only in the ordinary and usual course of business, and the Corporations and Stockholder shall use their respective best efforts to preserve intact each Corporation's business organization, keep available the services of its employees and maintain satisfactory relationships with patients and others having business, medical or professional relationships with each Corporation. The Corporations shall immediately notify Omega of any unexpected emergency or other change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations, hearings (or communications indicating that the same may be contemplated), or adjudicatory proceedings involving the business or practice of either the Corporations or any physician employee of the Corporations, and the Corporations shall keep Omega fully informed of such events and permit its representatives prompt access to all materials prepared in connection therewith.

     7.2 EXCLUSIVE DEALINGS. During the period from the date of this Agreement to the Closing Date, or upon the earlier termination of this Agreement pursuant to Article XIV, the Corporations shall refrain from taking any actions, directly or indirectly, to encourage, initiate, or engage in discussions or negotiations with, or provide any information to, any corporation, partnership, person, or other entity or group, other than Omega, concerning the purchase of the Corporations or their stock or assets, or any merger, joint venture or similar transaction involving either Corporation and will not enter into any such transaction. The parties agree that any information provided will be used solely for the purpose of evaluating the transaction contemplated herein and will be kept confidential and not disclosed to others. If the transaction contemplated hereunder shall fail to close for any reason, then each party will promptly redeliver to the other all written material containing or reflecting any information concerning the Corporations, Omega or OHSI, regardless of by whom prepared, and will not retain any copies, extracts or other reproductions in whole or in part of such written material.

     7.3 REVIEW OF CORPORATION BY OMEGA. Omega, prior to the Closing Date, through its representatives, may review the assets, books, and records of the Corporations as well as their financial and legal condition as Omega deems necessary or advisable to familiarize itself with such assets and other matters; such review shall not, however, affect the representations and warranties made by the Corporations herein and in the Exhibits and Schedules attached hereto. The Corporations shall permit Omega and its representatives to have full access to the premises and to all books and records of the Corporations during normal business hours and to cause its officers and employees to furnish Omega with such financial and operational data and other information with respect to the business and assets of the Corporations as Omega shall from time to time reasonably request.

                                  ARTICLE VIII.

                        TRANSFERS AND FURTHER ASSURANCES

     From time to time after the date hereof, at the request of a party hereto (the "Requesting Party"), the other parties shall, without further consideration, execute, acknowledge and deliver such further instruments of transfer and other assurances and shall take such other action as the Requesting Party reasonably may request in order to effectuate the Merger or any resulting transfer of assets as a result of the Merger.

                                   ARTICLE IX.

                            INDEMNIFICATION; SET-OFF

     9.1 INDEMNIFICATION OF OMEGA AND OHSI. The Corporations and Stockholder shall indemnify, defend and hold Omega, OHSI and their respective officers, directors, shareholders, agents, employees, representatives, successors and assigns harmless from and against any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liability (whether based on contract, tort, product liability, strict liability or otherwise), including taxes, and all expenses (including interest, penalties and reasonable attorneys' and accountants' fees and disbursements) incurred by any of the above-named persons, resulting from or in connection with any one or more of the following:

     (a) Misrepresentations, breach of warranties, failure to perform any covenant or Agreement of either Corporation or Stockholder contained herein;

     (b) Any liabilities or obligations of either Corporation existing as of the Closing Date and not described on the December 31, 1996 balance sheet;

     (c) Any transaction, event or act that occurred on or prior to the Closing Date that materially adversely affects the value of the Practice Assets;

     (d) Claims, actions or suits by employees or former employees of either Corporation; or

     (e) Stockholder's failure to discharge pension or benefit plan obligations.

Omega agrees to give prompt notice to Stockholder of the assertion of any claim, or the threat or commencement of any suit, action, proceeding or other matter in respect of which indemnity may be sought under this Section 9.1. Stockholder may participate in the defense of any such suit, action, proceeding or other matter at Stockholder's expense. Stockholder shall not be liable under this Section 9.1 for any settlement effected without Stockholder's consent of any claim, suit, action, proceeding or other matter in respect of which indemnity may be sought under this Section 9.1, which consent shall not be unreasonably withheld. The indemnity to be paid to Omega under this Section 9.1 may be paid in either cash, Omega Stock, or some combination of both, at the election of the Shareholder. For purposes of this Section 9.1, Omega Stock used to pay any indemnity under this section shall be valued according to the Omega Stock's fair value as determined pursuant to Section 2 hereof.

     9.2 GENERAL INDEMNIFICATION OF STOCKHOLDER AND CORPORATION. Omega and OHSI shall indemnify, defend and hold the Corporations and their officers, directors, Stockholder, agents, employees, representatives, successors and assigns harmless from any and all damage, loss, cost, obligation, claims, demands, assessments, judgments or liability (whether based on contract, tort, product liability, strict liability or otherwise), including taxes and all expenses (including interest, penalties and reasonable attorneys' and accountants' fees and disbursements) incurred by any of the above-named persons, resulting from or in connection with misrepresentations, breach of warranties or failure to perform any covenant or agreement of Omega or OHSI contained herein. Stockholder agrees to give prompt notice to Omega of the assertion of any claim, or the threat or commencement of any suit, action, proceeding or other matter in respect of which indemnity may be sought under this Section 9.2. Omega or OHSI may participate in the defense of any such suit, action, proceeding or other matter at Omega's or OHSI's expense. Neither Omega nor OHSI shall be liable under this Section 9.2 for any settlement effected without Omega's or OHSI's consent of any claim, suit, action, proceeding or other matter in respect of which indemnity may be sought under this Section 9.2, which consent shall not be unreasonably withheld.

     9.3 SURVIVAL. The representations and warranties of the Corporations, Stockholder and Omega contained in this Agreement and the indemnifications contained in this Article IX shall survive the Merger through April 30, 1999 (the "Indemnification Period"). Any matter to which an indemnification pertains and with respect to which a claim has been asserted or threatened following the Closing Date, and prior to the expiration of the Indemnification Period, shall continue to be subject to the indemnifications under this Article IX until finally terminated, settled, resolved, or adjudicated; and all terms, conditions and stipulations of this Article IX shall likewise continue to apply.

     9.4 SECURITY FOR INDEMNITY. The Corporations and Stockholder hereby agree that in the event either Omega or OHSI is entitled to indemnification pursuant to the provisions of this Article IX and either the Corporations or Stockholder does not pay to Omega or OHSI the amount due hereunder, then Omega or OHSI shall be entitled to exercise those rights set forth in that certain Stock Pledge and Escrow Agreement, dated as of March 1, 1997, by and among Omega, OHSI, and Stockholder.

     9.5 LIMITATIONS. The parties agree that no claims for indemnification will be asserted against the indemnifying party unless and until the aggregate amount of such claims shall equal or exceed Twenty-five Thousand Dollars ($25,000). Moreover, the parties agree that the maximum aggregate liability of Stockholder for payments made pursuant to this Article IX shall not exceed One Million Dollars ($1,000,000).

     9.6 INDEMNIFICATION PROCEDURE. (a) Within sixty (60) days after the party indemnified under Section 9.1 or Section 9.2 (the "Indemnified Party") receives written notice of the commencement of any claim, suit, action, proceeding or other matter in respect of which indemnity may be sought under
Section 9.1 or Section 9.2, or within such lesser time as may be provided by law for the defense of such claim, suit, action, proceeding or other matter, the Indemnified Party shall notify the indemnifying party (the "Indemnitor").

     (b) If any claim, suit, action, proceeding or other matter shall be brought against any Indemnified Party, the Indemnitor shall, upon written notice given within a reasonable time following receipt by the Indemnitor of such notice from the Indemnified Party, be entitled to assume the defense of such claim, suit, action, proceeding or other matter with counsel chosen by the Indemnitor; provided, however, that the Indemnified Party may retain separate counsel at its own expense to participate in such defense.

     (c) Notwithstanding the foregoing, the Indemnified Party shall have the right to employ separate counsel at Indemnitor's expense and to control its own defense of any claim, suit, action, proceeding or other matter if, in the reasonable opinion of counsel to the Indemnified Party that:

          (i) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnitor and which could not be adequately advanced by counsel chosen by the Indemnitor; or

          (ii) a conflict or potential conflict exists between the Indemnitor and the Indemnified Party that would make separate representation advisable.

Provided, however, that in no event shall the Indemnitor be required to pay fees and expenses for more than one (1) firm of attorneys in any jurisdiction in any one claim, suit, proceeding or other matter.

     (d) The Indemnitor shall not be liable under this Article IX for any settlement effected without Indemnitor's consent of any claim, suit, action, proceeding or other matter in respect of which indemnity may be sought under this Article IX, which consent shall not be unreasonable withheld.

                                   ARTICLE X.

                      BUYBACK EVENT; REIMBURSEMENT PAYMENT

     10.1 BUYBACK EVENT. (a) Should a Buyback Event (hereinafter defined) occur, then the provisions of this Section 10.1 shall apply. For purposes of this Section, a "Buyback Event" shall occur upon either of (i) written notice by Stockholder to P.C., with a copy to Omega of an intent not to perform under
Section 6.9 of the Employment Agreement, or (ii) written notice to Stockholder from Omega, or from P.C., of nonperformance by Stockholder under Section 6.9 of the Employment Agreement, and the continuation of such nonperformance for a period of thirty (30) days (other than as a result of death or Disability as defined in Section 14.2 of the Employment Agreement of Stockholder, or as a result of a breach by Omega under Section 6.1 or Section 6.3 of the Management Agreement) (the written notices described in (i) and (ii) being hereinafter referred to as the "Buyback Notice").

     (b) Should a Buyback Event occur on or before February 28, 1998, then Omega is obligated to sell, and Stockholder is obligated to buy Stockholder's Practice (hereinafter defined) (the "Buyback") for an amount (the "Buyback Amount") equal to One Million One Hundred Fifty Thousand Dollars ($1,150,000).

     (c) After February 28, 1998, and through February 28, 1999, upon the occurrence of a Buyback Event, the Buyback Amount shall equal Nine Hundred Thousand Dollars ($900,000).

     (d) The provisions of this Section 10.1 shall not apply after February 28, 1999.

     (e) For purposes of this Section 10.1, the "Practice" shall include the supplies, inventory, equipment and furniture, and all other tangible personal property (cash, accounts receivable, and other intangible assets shall be excluded from such Buyback) acquired by Omega in the Merger and by purchase from the Hays Children's Trust Dated December 27, 1992 and any replacement assets and replacement liabilities of Omega then existing and relating to Omega's ownership of the Merger Assets.

     (f) The Buyback Amount shall be tendered within thirty (30) days of the Buyback Notice (the "Closing"), and shall be payable in cash, OHSI common stock, a note from Stockholder to Omega or some combination thereof. The OHSI common stock shall be valued at $6.61 per share. Any note of Stockholder shall not exceed Two Hundred Fifty Thousand Dollars ($250,000) and shall be at an interest rate of prime plus 1% payable in amortized monthly installments over thirty-six
(36) months. At the Closing, Omega shall deliver to Stockholder a bill of sale and assignment transferring all title to the Practice to Stockholder, subject to the liabilities related to the Practice which shall then be assumed by Stockholder as a part of the

Buyback. The parties agree that to the extent Stockholder shall be required to assume such liabilities, the Buyback Amount shall be reduced by an amount equal to the sum of such liabilities.

     10.2 REIMBURSEMENT PAYMENT. (a) After February 28, 1999 and through February 28, 2002, Stockholder shall pay to Omega a Reimbursement Payment (hereinafter defined) upon either of (i) written notice by Stockholder to P.C., with a copy to Omega of an intent not to perform under Section 6.9 of the Employment Agreement, or (ii) written notice to Stockholder from Omega, or from P.C., of nonperformance by Stockholder under Section 6.9 of the Employment Agreement, and the continuation of such nonperformance for a period of thirty
(30) days (other than as a result of death or Disability as defined in Section
14.2 of the Employment Agreement of Stockholder, or as a result of a breach by Omega under Section 6.1 or Section 6.3 of the Management Agreement) (the written notices described in (i) and (ii) being hereinafter referred to as the "Reimbursement Notice"). The parties agree that the Reimbursement Payment is an amount reasonable and necessary to enable Omega to obtain the services of another qualified ophthalmologist to provide services at the Centers.

     (b) Should a Reimbursement Notice be given on or before February 28, 2000, then the Reimbursement Payment shall equal Five Hundred Thousand Dollars ($500,000). After February 28, 2000, and through February 28, 2002, the Reimbursement Payment shall equal Four Hundred Thousand Dollars ($400,000).

     (c) The provisions of this Section 10.2 shall not apply after February 28, 2002.

     (d) The Reimbursement Amount shall be tendered within thirty (30) days of the Reimbursement Notice (the "Closing"), and shall be payable, at Stockholder's option in cash, or OHSI common stock, or some combination thereof. The OHSI common stock shall be valued at $6.61 per share.

                                   ARTICLE XI.

                            MEDIATION AND ARBITRATION

     11.1 MEDIATION. In the event a dispute arises out of or relating to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation, the parties agree to attempt in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association. Unless the parties reach an agreement reduced to writing, this mediation will be non-binding, but the parties must participate in good faith in non-binding mediation, before resorting to binding arbitration.

     11.2 BINDING ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or its breach, not satisfied through either negotiation or mediation, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

     As soon as reasonably practical after submission of a demand for binding arbitration, the parties shall select one arbitrator, agreeable to all parties. This arbitrator will be selected from lists prepared by the American Arbitration Association. From the American Arbitration Association list the parties will submit to the American Arbitration Association a ranked list of arbitrators which are acceptable. The highest ranking acceptable candidate will be selected by the American Arbitration Association. If no arbitrators from the list composed by the American Arbitration Association are acceptable by either of the parties, the American Arbitration Association will compile a second list. This procedure will be followed until the parties have selected an arbitrator. The results of the arbitrator's finding will be binding on the parties.

                                  ARTICLE XII.

                                    EXPENSES

     Each of the parties shall pay their own costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in Closing and carrying out the transactions contemplated by this Agreement. Prior to the Closing Date, the Corporations shall pay or satisfy any obligation for such expenses.

                                  ARTICLE XIII.

                                      COSTS

     Should any mediation or binding arbitration ("Dispute Resolution") arising out of this Agreement be instituted by any party to this Agreement against another party, the party prevailing in such Dispute Resolution shall be entitled, in addition to such other damages and relief as the mediator or arbitrator shall award, to reimbursement of reasonable attorneys' fees, costs and other expenses incurred in the prosecution or defense of such Dispute Resolution.

                                  ARTICLE XIV.

                                   TERMINATION

     Notwithstanding any of the foregoing provisions, this Agreement may be terminated at any time prior to the Effective Time:

     (a) By mutual written consent of all the parties hereto;

     (b) By written notice from Omega or OHSI to a Corporation if any of the representations and warranties made by that Corporation and Stockholder in this Agreement or in the Exhibits and Schedules annexed hereto are reasonably determined by Omega or OHSI to be untrue or inaccurate in any material respect; or

     (c) By written notice from the Corporations or Stockholder to Omega if any of the representations and warranties made by Omega or OHSI in this Agreement are reasonably determined by Corporation to be untrue or inaccurate in any material respect.

                                   ARTICLE XV.

                                     NOTICES

     Any notices hereunder shall be deemed to have been given by one party to the other if it is in writing and it is (a) delivered or tendered in person or
(b) deposited in the United States mail in a sealed envelope, with postage prepaid, (c) sent by Federal Express, or comparable overnight package service, or (d) transmitted by facsimile or telecopier to a number given by the addressee, in any case addressed as follows:

     If to Omega or OHSI:          Omega Eye Associates of Birmingham, Inc.
                                   5100 Poplar Avenue, Suite 2100
                                   Memphis, Tennessee 38137
                                   Attn: Thomas P. Lewis

     with a copy to:               Baker, Donelson, Bearman & Caldwell, P.C.
                                   2000 First Tennessee Building
                                   165 Madison Avenue
                                   Memphis, Tennessee 38103
                                   Attn: Robert Walker

         If to the Corporations
         or Stockholder:           Sarah J. Hays, M.D.
                                   700 18th Street South, Suite 404
                                   Birmingham, Alabama 35233

         with a copy to:           Walston, Wells, Anderson & Bains, LLP
                                   505 20th Street North, Suite 500
                                   Birmingham, Alabama 35203
                                   Attn: Ronald A. Levitt

or to such other address as the party addressed shall have previously designated by notice to the serving party, given in accordance with this Article XV. Notices shall be deemed to have been duly given (i) on the date of delivery if delivered personally; (ii) or on the third day after mailing if mailed as provided above (iii) when signed for and accepted, if sent by Federal Express, or comparable overnight package service, or (iv) when received and confirmed, if sent by facsimile or telecopier; provided, however, that a notice not given as above shall, if it is in writing, be deemed given if and when actually received by a party.

                                  ARTICLE XVI.

                              AMENDMENT AND WAIVER

     The parties hereto may by mutual agreement amend this Agreement in any respect. Any party hereto may extend the time for the performance of any of the obligations of the other, waive any inaccuracies in representations by the other contained in this Agreement or in any document delivered pursuant hereto, which inaccuracies would constitute a breach of this Agreement, waive compliance by the other with any of the covenants contained in this Agreement and performance of any obligations by the other, and waive the fulfillment of any condition that is precedent to the performance by the party so waiving any of its obligations under this Agreement. Any agreement on the part of any party for any such amendment, extension or waiver must be in writing and signed by the party agreeing to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

                                  ARTICLE XVII.

                          EMPLOYEES - EMPLOYEE BENEFITS

     17.1 AFFECTED EMPLOYEES. "Affected Employees" shall mean medical employees, a list of which is attached hereto as Schedule 17.1, of the Corporations on the Closing Date.

     17.2 RESPONSIBILITIES. Prior to the Closing Date, each Corporation agrees to satisfy, or cause its insurance carriers to satisfy, all claims for medical, health and hospital benefits, whether insured or otherwise (including, but not limited to, workers' compensation, life insurance, medical and disability programs), under that Corporation's employee benefit plans brought by, or in respect of, Affected Employees and former employees of that Corporation prior to the Closing Date, in accordance with the terms and conditions of such employee benefit plans or applicable workers compensation statutes without interruption as a result of the employment by the Surviving Corporation of any such employees after the Closing Date.

     17.3 TERMINATION BENEFITS. The Corporations and Stockholder shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits by reason of any events occurring prior to the Closing Date. If any action on the part of either Corporation prior to the Closing, or if the Merger pursuant to this Agreement shall result in any liability or claim of liability for severance payments or termination benefits, or any liability, forfeiture, fine or other obligation by virtue of any state, federal or local law, such liability or claim of liability shall be the sole responsibility of Stockholder, and Stockholder shall indemnify and hold harmless the Surviving Corporation from any losses resulting directly or indirectly from such liability or claim.

     17.4 EMPLOYEE BENEFIT PLANS. (a) On or prior to the Closing Date, Stockholder shall cause the Corporations to either terminate any employee benefit plans maintained by Corporation or cause another entity to assume their sponsorship through merger, consolidation or transfer of plan assets as described in ss.414(i) of the Internal Revenue Code of 1986, as amended. Should the time needed to effect such termination, merger, consolidation, or transfer extend beyond the Closing Date, any and all costs of such shall be the sole responsibility of the Stockholder.

     (b) The parties acknowledge that the Sarah Jablecki Hays, M.D., P.C. Profit Sharing Plan (the "Plan") is being terminated in connection with this transaction and that a request for a determination letter from the Internal Revenue Service is being made in connection with such termination. Omega and OHSI shall cooperate with Dr. Hays in connection with the termination of the Plan and the request for the determination letter.

                                 ARTICLE XVIII.

                                  MISCELLANEOUS

     18.1 PRESS RELEASE. Except as required by law, neither the Corporations nor Stockholder shall make any press releases or other public announcements relating to this Agreement or the transactions contemplated hereby, without the prior written consent of Omega.

     18.2 BINDING EFFECT. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, their successors and assigns.

     18.3 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes any prior agreements and understandings of the parties in connection therewith.

     18.4 GOVERNING LAW; VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama. Any mediation or binding arbitration with respect to this Agreement shall be conducted in Jefferson County, Alabama.

     18.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     18.6 HEADINGS. The subject headings of the Articles, Sections and subparagraphs of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

     18.7 FINDERS. Each party warrants to the other that no finder or broker has been engaged by it in this transaction and that no finder's or brokerage fees are due to any person as a result of this Agreement.

     18.8 NO THIRD-PARTY BENEFIT. Except as otherwise expressly provided, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties hereto, any right, remedy, or claim, legal or equitable, under or by reason of this Agreement or any provision thereof.

     18.9 ASSIGNMENT. Neither this Agreement nor any of the rights or duties of any party hereto may be transferred or assigned to any person except by a written agreement executed by each of the parties hereto, except that Omega or OHSI reserves the right to assign this Agreement to any affiliate or successor of either Omega or OHSI.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year hereinabove first set forth.

                                OMEGA:

                                OMEGA EYE ASSOCIATES OF
                                BIRMINGHAM, INC.

                                By:
                                    ---------------------------------------
                                    Ronald L. Edmonds, Executive Vice President

                                OHSI:

                                OMEGA HEALTH SYSTEMS, INC.


                                By:
                                    ---------------------------------------
                                    Ronald L. Edmonds, Executive Vice President

                                SJH:

                                SARAH JABLECKI HAYS, M.D., P.C.

                                By:
                                    ---------------------------------------
                                    Sarah J. Hays, M.D., President

                                RSCB:

                                REFRACTIVE SURGERY CENTER OF
                                BIRMINGHAM,
                                A PROFESSIONAL CORPORATION

                                By:
                                    ---------------------------------------
                                    Sarah J. Hays, M.D., President

                                STOCKHOLDER:

                                ------------------------------------------
                                SARAH J. HAYS, M.D.